UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                                (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. 4)*


                            Metal Management, Inc.
         ____________________________________________________________
                               (Name of Issuer)


                    Common Stock, par value $0.01 per share
         _____________________________________________________________
                        (Title of Class of Securities)


                                   591097209
         _____________________________________________________________
                                (CUSIP Number)
                                 Robert Weiss
                     MatlinPatterson Global Opportunities
                                 Partners L.P.
                    c/o MatlinPatterson Global Partners LLC
                              520 Madison Avenue
                           New York, New York 10022
                           Telephone: (212) 651-9555
               -----------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 May 30, 2003
 ______________________________________________________________________________
            (Date of Event which Requires Filing of this Statement)

    Check the appropriate box to designate the rule pursuant to which this
                              Schedule is filed:


[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

_______________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



---------------------------------                                 -------------------------------

CUSIP NO. 591097209                            13G                            Page 2 of 20 PAGES
---------------------------------                                 -------------------------------


-------------------------------------------------------------------------------------------------

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         MatlinPatterson LLC
-------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                                             (a) [x]
                                                                                        (b) [  ]

-------------------------------------------------------------------------------------------------
3.       SEC USE ONLY


-------------------------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

-------------------------------------------------------------------------------------------------
                    5.      SOLE VOTING POWER

                            0
                    -----------------------------------------------------------------------------
                    6.      SHARED VOTING POWER

NUMBER OF SHARES            0
  BENEFICIALLY      -----------------------------------------------------------------------------
   OWNED EACH       7.      SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH               0
                    -----------------------------------------------------------------------------
                    8.      SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------------------------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
         Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Less than 5% as of May 30, 2003.  0% as of June 11, 2003.
-------------------------------------------------------------------------------------------------



---------------------------------                                 -------------------------------

CUSIP NO. 591097209                            13G                            Page 3 of 20 PAGES
---------------------------------                                 -------------------------------


-------------------------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (See Instructions)

         HC
-------------------------------------------------------------------------------------------------





---------------------------------                                 -------------------------------

CUSIP NO. 591097209                            13G                            Page 4 of 20 PAGES
---------------------------------                                 -------------------------------


-------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         MatlinPatterson Asset Management LLC
-------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                                             (a) [x]
                                                                                        (b) [  ]

-------------------------------------------------------------------------------------------------
3.       SEC USE ONLY


-------------------------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

-------------------------------------------------------------------------------------------------
                    5.      SOLE VOTING POWER

                            0
                    -----------------------------------------------------------------------------
                    6.      SHARED VOTING POWER

NUMBER OF SHARES            0
  BENEFICIALLY      -----------------------------------------------------------------------------
   OWNED EACH       7.      SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH               0
                    -----------------------------------------------------------------------------
                    8.      SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------------------------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
         Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Less than 5% as of May 30, 2003.  0% as of June 11, 2003.
-------------------------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (See Instructions)

         HC
-------------------------------------------------------------------------------------------------




---------------------------------                                 -------------------------------

CUSIP NO. 591097209                            13G                            Page 5 of 20 PAGES
---------------------------------                                 -------------------------------


-------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         MatlinPatterson Global Opportunities Partners L.P.
-------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)            (a) [x]
                                                                                        (b) [  ]

-------------------------------------------------------------------------------------------------
3.       SEC USE ONLY


-------------------------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

-------------------------------------------------------------------------------------------------
                    5.      SOLE VOTING POWER

                            0
                    -----------------------------------------------------------------------------
                    6.      SHARED VOTING POWER

NUMBER OF SHARES            0
  BENEFICIALLY      -----------------------------------------------------------------------------
   OWNED EACH       7.      SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH               0
                    -----------------------------------------------------------------------------
                    8.      SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------------------------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
         Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Less than 5% as of May 30, 2003.  0% as of June 11, 2003.
-------------------------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (See Instructions)

         PN
-------------------------------------------------------------------------------------------------



---------------------------------                                 -------------------------------

CUSIP NO. 591097209                            13G                            Page 6 of 20 PAGES
---------------------------------                                 -------------------------------


-------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         MatlinPatterson Global Opportunities Partners (Bermuda) L.P.
----------- -------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)            (a) [x]
                                                                                        (b) [  ]

-------------------------------------------------------------------------------------------------
3.       SEC USE ONLY


-------------------------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda

-------------------------------------------------------------------------------------------------
                    5.      SOLE VOTING POWER

                            0
                    -----------------------------------------------------------------------------
                    6.      SHARED VOTING POWER

NUMBER OF SHARES            0
  BENEFICIALLY      -----------------------------------------------------------------------------
   OWNED EACH       7.      SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH               0
                    -----------------------------------------------------------------------------
                    8.      SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------------------------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
         Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Less than 5% as of May 30, 2003.  0% as of June 11, 2003.
-------------------------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (See Instructions)

         PN
-------------------------------------------------------------------------------------------------



---------------------------------                                 -------------------------------

CUSIP NO. 591097209                            13G                            Page 7 of 20 PAGES
---------------------------------                                 -------------------------------


-------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         MatlinPatterson Global Partners LLC
-------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)            (a) [x]
                                                                                        (b) [  ]

-------------------------------------------------------------------------------------------------
3.       SEC USE ONLY


-------------------------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

-------------------------------------------------------------------------------------------------
                    5.      SOLE VOTING POWER

                            0
                    -----------------------------------------------------------------------------
                    6.      SHARED VOTING POWER

NUMBER OF SHARES            0
  BENEFICIALLY      -----------------------------------------------------------------------------
   OWNED EACH       7.      SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH               0
                    -----------------------------------------------------------------------------
                    8.      SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------------------------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
         Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Less than 5% as of May 30, 2003.  0% as of June 11, 2003.
-------------------------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (See Instructions)

         HC
-------------------------------------------------------------------------------------------------




---------------------------------                                 -------------------------------

CUSIP NO. 591097209                            13G                            Page 8 of 20 PAGES
---------------------------------                                 -------------------------------


-------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         MatlinPatterson Global Advisers LLC
-------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)            (a) [x]
                                                                                        (b) [  ]

-------------------------------------------------------------------------------------------------
3.       SEC USE ONLY


-------------------------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

-------------------------------------------------------------------------------------------------
                    5.      SOLE VOTING POWER

                            0
                    -----------------------------------------------------------------------------
                    6.      SHARED VOTING POWER

NUMBER OF SHARES            0
  BENEFICIALLY      -----------------------------------------------------------------------------
   OWNED EACH       7.      SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH               0
                    -----------------------------------------------------------------------------
                    8.      SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------------------------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
         Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Less than 5% as of May 30, 2003.  0% as of June 11, 2003.
-------------------------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (See Instructions)

         HC, IA
-------------------------------------------------------------------------------------------------





---------------------------------                                 -------------------------------

CUSIP NO. 591097209                            13G                            Page 9 of 20 PAGES
---------------------------------                                 -------------------------------


-------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         David J. Matlin
-------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)            (a) [x]
                                                                                        (b) [  ]

-------------------------------------------------------------------------------------------------
3.       SEC USE ONLY


-------------------------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

-------------------------------------------------------------------------------------------------
                    5.      SOLE VOTING POWER

                            0
                    -----------------------------------------------------------------------------
                    6.      SHARED VOTING POWER

NUMBER OF SHARES            0
  BENEFICIALLY      -----------------------------------------------------------------------------
   OWNED EACH       7.      SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH               0
                    -----------------------------------------------------------------------------
                    8.      SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------------------------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
         Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Less than 5% as of May 30, 2003.  0% as of June 11, 2003.
-------------------------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (See Instructions)

         IN
-------------------------------------------------------------------------------------------------




---------------------------------                                 -------------------------------

CUSIP NO. 591097209                            13G                            Page 10 of 20 PAGES
---------------------------------                                 -------------------------------


-------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Mark R. Patterson
-------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)            (a) [x]
                                                                                        (b) [  ]

-------------------------------------------------------------------------------------------------
3.       SEC USE ONLY


-------------------------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

-------------------------------------------------------------------------------------------------
                    5.      SOLE VOTING POWER

                            0
                    -----------------------------------------------------------------------------
                    6.      SHARED VOTING POWER

NUMBER OF SHARES            0
  BENEFICIALLY      -----------------------------------------------------------------------------
   OWNED EACH       7.      SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH               0
                    -----------------------------------------------------------------------------
                    8.      SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------------------------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
         Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Less than 5% as of May 30, 2003.  0% as of June 11, 2003.
-------------------------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (See Instructions)

         IN
-------------------------------------------------------------------------------------------------






-------------------------                         -------------------------

CUSIP NO. 591097209                    13G              Page 11 of 20 PAGES
-------------------------                         --------------------------


        Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended, the undersigned are hereby filing this Amendment No. 4 (this "Amendment") to the Schedule 13G filed on July 26, 2002 ("Schedule 13G"), Amendment No. 1 filed on August 28, 2002, Amendment No. 2 filed on February 14, 2003 and Amendment No. 3 filed on February 25, 2003 by MatlinPatterson LLC ("Matlin Patterson"), a Delaware limited liability company, MatlinPatterson Asset Management LLC ("Matlin Asset Management"), a Delaware limited liability company, MatlinPatterson Global Opportunities Partners L.P. ("Matlin Partners Delaware"), a Delaware limited partnership, MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners Bermuda" and, together with Matlin Partners Delaware, "Matlin Partners"), a Bermuda limited partnership, MatlinPatterson Global Partners LLC ("MatlinPatterson Global Partners"), MatlinPatterson Global Advisers LLC ("Matlin Advisers"), a Delaware limited liability company, David J. Matlin and Mark R. Patterson (collectively, "Reporting Persons") with the United States Securities and Exchange Commission relating to the common stock, par value $0.01 per share, of Metal Management, Inc., (the "Issuer"), a Delaware corporation, to disclose that the Reporting Persons, as of June 11, 2003, own zero shares of the common stock of the Issuer (the "Issuer Common Stock") or securities convertible into Issuer Common Stock.

-------------------------                         -------------------------

CUSIP NO. 591097209                    13G              Page 12 of 20 PAGES
-------------------------                         --------------------------



ITEM 2(a).     NAMES OF PERSONS FILING.
               (1) MatlinPatterson LLC.  See Schedule I.

               (2) MatlinPatterson Asset Management LLC.

               (3) MatlinPatterson Global Opportunities Partners L.P.

               (4) MatlinPatterson Global Opportunities Partners (Bermuda) L.P.

               (5) MatlinPatterson Global Partners LLC.

               (6) MatlinPatterson Global Advisers LLC.

               (7) David J. Matlin.

               (8) Mark R. Patterson.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE


               (1)    MatlinPatterson LLC
                      520 Madison Avenue
                      New York, New York 10022

               (2)    MatlinPatterson Asset Management LLC
                      520 Madison Avenue
                      New York, New York 10022

               (3) MatlinPatterson Global Opportunities Partners L.P. 520 Madison Avenue
                      New York, New York 10022

               (4)    MatlinPatterson Global Opportunities Partners
                        (Bermuda) L.P.
                      c/o MatlinPatterson Global Partners LLC
                      520 Madison Avenue
                      New York, New York 10022

               (5)    MatlinPatterson Global Partners LLC
                      520 Madison Avenue
                      New York, New York 10022

               (6)    MatlinPatterson Global Advisers LLC
                      520 Madison Avenue
                      New York, New York 10022

-------------------------                         -------------------------

CUSIP NO. 591097209                    13G              Page 13 of 20 PAGES
-------------------------                         --------------------------


               (7)     David J. Matlin
                       520 Madison Avenue
                       New York, New York 10022

               (8)     Mark R. Patterson
                       520 Madison Avenue
                       New York, New York 10022




ITEM 2(c)      CITIZENSHIP

               (1)     Delaware

               (2)     Delaware

               (3)     Delaware

               (4)     Bermuda

               (5)     Delaware

               (6)     Delaware

               (7)     United States of America

               (8)     United States of America

ITEM 4         OWNERSHIP

               (a)     Amount beneficially owned:

                       (1)   See response to Item 9 on page 2.

                       (2)   See response to Item 9 on page 3.

                       (3)   See response to Item 9 on page 4.

                       (4)   See response to Item 9 on page 5.

                       (5)   See response to Item 9 on page 6.

                       (6)   See response to Item 9 on page 7.

                       (7)   See response to Item 9 on page 8.

-------------------------                         -------------------------

CUSIP NO. 591097209                    13G              Page 14 of 20 PAGES
-------------------------                         --------------------------


                       (8)   See response to Item 9 on page 9.



               (b)     Percent of class:

                       (1)   See response to Item 11 on page 2.

                       (2)   See response to Item 11 on page 3.

                       (3)   See response to Item 11 on page 4.

                       (4)   See response to Item 11 on page 5.

                       (5)   See response to Item 11 on page 6.

                       (6)   See response to Item 11 on page 7.

                       (7)   See response to Item 11 on page 8.

                       (8)   See response to Item 11 on page 9.


               (c)     Number of shares as to which the person has:

                       (i)    Sole power to vote or to direct the vote:

                              (1)    See response to Item 5 on page 2.

                              (2)    See response to Item 5 on page 3.

                              (3)    See response to Item 5 on page 4.

                              (4)    See response to Item 5 on page 5.

                              (5)    See response to Item 5 on page 6.

                              (6)    See response to Item 5 on page 7.

                              (7)    See response to Item 5 on page 8.

                              (8)    See response to Item 5 on page 9.

                       (ii)   Shared power to vote or to direct the vote:

                              (1)    See response to Item 6 on page 2.

                              (2)    See response to Item 6 on page 3.

-------------------------                         -------------------------

CUSIP NO. 591097209                    13G              Page 15 of 20 PAGES
-------------------------                         --------------------------


                              (3)    See response to Item 6 on page 4.

                              (4)    See response to Item 6 on page 5.

                              (5)    See response to Item 6 on page 6.

                              (6)    See response to Item 6 on page 7.

                              (7)    See response to Item 6 on page 8.

                              (8)    See response to Item 6 on page 9.

                       (iii) Sole power to dispose or to direct the disposition of:

                              (1)    See response to Item 7 on page 2.

                              (2)    See response to Item 7 on page 3.

                              (3)    See response to Item 7 on page 4.

                              (4)    See response to Item 7 on page 5.

                              (5)    See response to Item 7 on page 6.

                              (6)    See response to Item 7 on page 7.

                              (7)    See response to Item 7 on page 8.

                              (8)    See response to Item 7 on page 9.

                       (iv) Shared power to dispose or to direct the disposition of:

                              (1)    See response to Item 8 on page 2.

                              (2)    See response to Item 8 on page 3.

                              (3)    See response to Item 8 on page 4.

                              (4)    See response to Item 8 on page 5.

                              (5)    See response to Item 8 on page 6.

                              (6)    See response to Item 8 on page 7.

                              (7)    See response to Item 8 on page 8.

                              (8)    See response to Item 8 on page 9.



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

-------------------------                         -------------------------

CUSIP NO. 591097209                    13G              Page 16 of 20 PAGES
-------------------------                         --------------------------


         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

         See Schedule I.


ITEM 10  CERTIFICATION

         Inasmuch as the reporting persons are no longer the beneficial owners of more than five percent of the number of shares outstanding, the reporting persons have no further reporting obligation under Section 13(d) of the Securities and Exchange Commission thereunder, and the reporting persons have no obligation to amend this Statement if any material change occurs in the facts set forth herein. By signing below, the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------------                         -------------------------

CUSIP NO. 591097209                    13G              Page 17 of 20 PAGES
-------------------------                         --------------------------



                                  SCHEDULE I

The first and second paragraph of Schedule I to Schedule 13G shall be amended and restated as follows:

This Schedule 13G is being filed by, among others, MatlinPatterson LLC ("MatlinPatterson"), a limited liability company organized under the laws of Delaware. David J. Matlin and Mark R. Patterson each own 50% of the membership interests of MatlinPatterson. The principal business of MatlinPatterson is acting as the managing member of MatlinPatterson Asset Management LLC ("Matlin Asset Management"), a limited liability company organized under the laws of Delaware. The address of MatlinPatterson's principal business and office is 520 Madison Avenue, New York, New York 10022. The principal business of Matlin Asset Management is acting as managing member of MatlinPatterson Global Advisers LLC ("Matlin Advisers"), a limited liability company organized under the laws of Delaware and MatlinPatterson Global Partners LLC ("MatlinPatterson Partners"), a limited liability company organized under the laws of Delaware. The address of Matlin Asset Management's principal business and office is 520 Madison Avenue, New York, New York 10022. The principal business of MatlinPatterson Partners is acting as general partner of Matlin Partners (defined below). The address of MatlinPatterson Partners' principal business and office is 520 Madison Avenue, New York, New York 10022. Matlin Advisers is a wholly-owned subsidiary of Matlin Asset Management. Matlin Advisers performs certain investment advisory services on behalf of MatlinPatterson Global Opportunities Partners L.P. ("Matlin Partners Delaware"), a limited partnership organized under the laws of Delaware, and MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners Bermuda" and, together with Matlin Partners Delaware, "Matlin Partners"), an exempted limited partnership organized under the laws of Bermuda, pursuant to a certain Second Amended and Restated Investment Advisory Agreement, dated as of July 16, 2002 (the "Investment Advisory Agreement"), among Matlin Advisers and Matlin Partners. The address of Matlin Advisers' principal business and office is 520 Madison Avenue, New York, New York 10022. At the time of this filing, MatlinPatterson, Matlin Partners, MatlinPatterson Partners, Matlin Asset Management, Matlin Advisers, David J. Matlin and Mark R. Patterson beneficially own 0 shares of common stock of Metal Management, Inc.

-------------------------                         -------------------------

CUSIP NO. 591097209                    13G              Page 18 of 20 PAGES
-------------------------                         --------------------------


MATERIALS TO BE FILED AS EXHIBITS

Exhibit 1. Joint Filing Agreement, dated as of July 15, 2003, by and among the Reporting Persons.

                           [SIGNATURE PAGE FOLLOWS]

-------------------------                         -------------------------

CUSIP NO. 591097209                    13G              Page 19 of 20 PAGES
-------------------------                         --------------------------


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 15, 2003

                                       MATLINPATTERSON LLC



                                       By: /s/ Mark R. Patterson
                                           ------------------------------
                                       Name:  Mark R. Patterson
                                       Title: Member



                                       MATLINPATTERSON ASSET MANAGEMENT LLC

                                          By: MatlinPatterson LLC, its Manager



                                       By: /s/ Mark R. Patterson
                                           -------------------------------
                                       Name:  Mark R. Patterson
                                       Title: Chairman



                                        MATLINPATTERSON GLOBAL OPPORTUNITIES
                                          PARTNERS L.P.

                                        By:   MatlinPatterson Global Partners
                                              LLC, its General Partner



                                        By: /s/ Mark R. Patterson
                                            -------------------------------
                                        Name:  Mark R. Patterson
                                        Title: Director

-------------------------                         -------------------------

CUSIP NO. 591097209                    13G              Page 20 of 20 PAGES
-------------------------                         --------------------------




                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                         PARTNERS (BERMUDA) L.P.

                                       By:  MatlinPatterson Global Partners
                                            LLC, its General Partner



                                       By:  /s/ Mark R. Patterson
                                           ----------------------------------
                                       Name:  Mark R. Patterson
                                       Title: Director



                                       MATLINPATTERSON GLOBAL PARTNERS LLC



                                       By: /s/ Mark R. Patterson
                                           ---------------------------------
                                       Name:   Mark R. Patterson
                                       Title:  Director



                                       MATLINPATTERSON GLOBAL ADVISERS LLC



                                       By: /s/ Mark R. Patterson
                                           ---------------------------------
                                       Name:  Mark R. Patterson
                                       Title: Chairman



                                       DAVID J. MATLIN

                                       By: /s/ David J. Matlin
                                           ----------------------------------
                                       Name:  David J. Matlin



                                       MARK R. PATTERSON

                                       By: /s/ Mark R. Patterson
                                           ---------------------------------
                                       Name:  Mark R. Patterson